UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

November 24, 2004 (November 19, 2004)
Date of Report (Date of Earliest Event Reported)

LUMENIS LTD.
(Exact name of Registrant as Specified in Charter)

Israel	0-13012	N.A.

(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

P.O. Box 240, Yokneam, Israel	20692

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 972-4-959-9000

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

        Please see Item 8.01 below for information concerning the possible termination of the Distribution Agreement (the “Distribution Agreement”), dated December 31, 2001, between Lumenis Inc. (“Lumenis”) and Eclipse Medical, Ltd. (“Eclipse”).

Item 8.01 Other Events.

        Several years ago, Lumenis entered into the Distribution Agreement with Eclipse, a company that sells certain Lumenis products directly to customers in a defined sales territory. A copy of the original Distribution Agreement was filed as Exhibit 10.2 to Lumenis’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2002.

By letter dated November 19, 2004, Eclipse purported to notify Lumenis that it was terminating the Distribution Agreement as a result of a purported default by Lumenis under the Distribution Agreement (Eclipse’s “Default Termination Notice”). Lumenis disagrees with Eclipse’s right to terminate the Distribution Agreement for the reasons identified by Eclipse. Eclipse’s actions follow the Company’s having recently received a letter from Eclipse in which Eclipse purported to notify Lumenis of its intent to terminate under the voluntary termination provisions of the Distribution Agreement with an effective date of termination of January 1, 2005 (Eclipse’s “Voluntary Termination Notice”) and Lumenis’ having advised Eclipse of certain Eclipse actions, which if not cured, would constitute defaults by Eclipse under the Distribution Agreement.

In sending its Default Termination Notice, Eclipse appears to be seeking to preserve any rights that it may have to require Lumenis to purchase from Eclipse the related distribution business assets of Eclipse and to make payments therefor in accordance with the terms of the Distribution Agreement. Based upon prior conversations with Eclipse, Lumenis believes that Eclipse may seek, in connection with a voluntary termination, aggregate payments of up to $7 million, less any amounts then owed by Eclipse to Lumenis (including the amount of an outstanding loan with principal and interest aggregating more than $1.2 million), subject to Lumenis’ right to review and audit any amounts requested by Eclipse. One potential effect of the Default Termination Notice and any termination based thereon, if effective, would be to increase the price Lumenis is required to pay for Eclipse’s business assets under the Distribution Agreement by 25%. Lumenis has also advised Eclipse, as described above, of certain Eclipse actions which, if not cured, would constitute defaults and, as such, could have the effect of eliminating Lumenis’ obligation to purchase Eclipse’s business assets altogether. Amounts payable upon the purchase of the related distribution business assets of Eclipse are, in accordance with the terms of the Distribution Agreement, to be paid over an approximately 30 month period.

Lumenis disputes Eclipse’s right to terminate pursuant to the Default Termination Notice and may dispute Eclipse’s right to terminate pursuant to the Voluntary Termination Notice. Lumenis is currently reviewing these matters, including as to whether it has any obligations to purchase the related distribution business assets of Eclipse.

Lumenis has plans in place to provide sales and service directly to customers in the territory which previously had been serviced by Eclipse. In light of this, Lumenis does not expect any such termination to have a material adverse effect on future revenues related to sales in the territory.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

99.1 Press release dated November 24, 2004.

Signatures

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LUMENIS LTD. BY: /S/ Lauri Hanover —————————————— Lauri Hanover Chief Financial Officer

Dated: November 24, 2004

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated November 24, 2004.